041 Putnam Global Income Trust, April 30, 2011, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				5,145
Class B		  		  264
Class C		    		  409

72DD2

Class M		     	  	  506
Class R		     	  	   81
Class Y		    		  591

73A1

Class A				0.409
Class B				0.361
Class C	      			0.362

73A2

Class M	      			0.392
Class R		 		0.395
Class Y				0.426


74U1

Class A			       13,774
Class B				  738
Class C				1,291

74U2

Class M				1,319
Class R				  237
Class Y				2,052

74V1

Class A				13.34
Class B				13.29
Class C				13.29

74V2

Class M				13.23
Class R				13.32
Class Y				13.35

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.